Exhibit 5.1

[Weil, Gotshal & Manges LLP Letterhead]

August 2, 2012

The Estée Lauder Companies Inc.

767 Fifth Avenue

New York, New York 10153

Ladies and Gentlemen:

We have acted as counsel to The Estée Lauder Companies Inc., a Delaware corporation (the “Company”), in connection with (i) the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-3 (File No. 333-182918) filed on July 30, 2012 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”); and (ii) the issuance and sale by the Company of $250,000,000 aggregate principal amount of 2.350% Senior Notes due 2022 (the “2022 Notes”) and $250,000,000 aggregate principal amount of 3.700% Senior Notes due 2042 (the “2042 Notes” and together with the 2022 Notes, the “Notes”).  The Notes were issued under an Indenture, dated as of November 5, 1999, between the Company and U.S. Bank Trust National Association, as successor in interest to State Street Bank and Trust Company, N.A., as trustee (the “Indenture”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Restated Certificate of Incorporation of the Company, as amended; (ii) the Amended and Restated Bylaws of the Company; (iii) the Registration Statement; (iv) the prospectus, dated July 30, 2012, contained within the Registration Statement; (v) the preliminary prospectus supplement, dated July 30, 2012, contained within the Registration Statement; (vi) the free writing prospectus, filed on July 30, 2012, contained within the Registration Statement; (vii) the prospectus supplement, dated July  30, 2012, contained within the Registration Statement; (viii) the Indenture; (ix) the Notes; (x) the Underwriting Agreement, dated July  30, 2012, among the Company and Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters named in Schedule II thereto; and (xi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing and subject to the qualifications stated herein, we are of the opinion that the Notes (assuming due authentication and delivery of the Notes by the trustee in accordance with the terms of the Indenture) have been duly executed and authenticated in accordance with the Indenture and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions expressed herein are limited to the corporate laws of the State of Delaware and the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. This opinion and consent may be incorporated by reference in a subsequent registration statement on Form S-3 filed pursuant to Rule 462(b) under the Act.

Very truly yours,
/s/ WEIL, GOTSHAL & MANGES LLP